Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS THIRD QUARTER 2022 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, November 7, 2022 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the third quarter ended September 30, 2022.

THIRD QUARTER HIGHLIGHTS
•Q3 2022 average production of 19,870 bo/d (34,489 boe/d)
•Q3 2022 consolidated net income (including non-controlling interest) of $210.1 million; net income attributable to Viper Energy Partners LP of $79.3 million, or $1.06 per common unit
•Q3 2022 cash available for distribution to Viper’s common units (as defined and reconciled below) of $79.2 million, or $1.07 per common unit
•Q3 2022 base cash distribution of $0.25 per common unit; implies a 2.9% annualized yield based on the November 4, 2022 unit closing price of $34.35
•Q3 2022 variable cash distribution of $0.24 per common unit; total base-plus-variable distribution of $0.49 per common unit implies a 5.7% annualized yield based on the November 4, 2022 unit closing price of $34.35
•Repurchased 1.8 million common units in Q3 2022 for $50.7 million (average price of $27.91 per unit)
•Total Q3 2022 return of capital to LP unitholders of $59.4 million, or $0.80 per common unit, represents 75% of cash available for distribution from unit repurchases and the declared base-plus-variable distribution
•273 total gross (4.8 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q3 2022 with an average lateral length of 10,880 feet
•Initiating average daily production guidance for Q4 2022 and Q1 2023 of 19,250 to 20,250 bo/d (33,250 to 35,000 boe/d)
•Narrowing full year 2022 average daily production guidance to 19,250 to 19,500 bo/d (33,250 to 33,750 boe/d)
•As of October 20, 2022, there were approximately 570 gross horizontal wells in the process of active development on Viper’s acreage in which Viper expects to own an average 1.8% net royalty interest (10.6 net 100% royalty interest wells)
•Approximately 520 gross (11.9 net 100% royalty interest) line-of-sight wells on Viper’s acreage that are not currently in the process of active development, but for which Viper has visibility to the potential of future development in coming quarters, based on Diamondback’s current completion schedule and third party operators’ permits

“The third quarter was another strong quarter for Viper. Oil production set a Company record for a second consecutive quarter both on an absolute and per unit basis. Importantly, this quarter marks our first quarter with our enhanced capital return program in place. Not only have we increased our committed return of capital to 75% of cash available for distribution, but the flexibility we now have in returning capital allowed us to repurchase over 1.8 million common units during the quarter, or over 1% of our weighted average unit count from the prior quarter. Additionally, we have announced that these repurchases are to be supplemented by a distribution for the third quarter of $0.49 per unit, which provides a competitive annualized yield of almost 6% at today’s unit price,” stated Travis Stice, Chief Executive Officer of Viper’s General Partner.

Mr. Stice continued, “Looking ahead, Viper has initiated average production guidance for Q4 2022 and Q1 2023 that implies roughly flat volumes relative to the third quarter. As operators move to developing larger pads, royalty volumes can be subject to somewhat uneven volumes from quarter to quarter. It is important to note, however, that Viper continues to expect Diamondback to focus on developing Viper’s high concentration royalty acreage in the Northern Midland Basin, and as a result, growing Viper’s 2023 Diamondback-operated net oil volumes by roughly 10% year over year. Given that Diamondback operates roughly 60% of Viper’s total production, we still anticipate meaningful production growth in 2023.”

FINANCIAL UPDATE

Viper’s third quarter 2022 average unhedged realized prices were $91.87 per barrel of oil, $7.01 per Mcf of natural gas and $35.15 per barrel of natural gas liquids, resulting in a total equivalent realized price of $69.31/boe.

Viper’s third quarter 2022 average hedged realized prices were $91.26 per barrel of oil, $5.36 per Mcf of natural gas and $35.15 per barrel of natural gas liquids, resulting in a total equivalent realized price of $66.82/boe.

During the third quarter of 2022, the Company recorded total operating income of $221.6 million and consolidated net income (including non-controlling interest) of $210.1 million. Through the first three quarters of 2022, Viper generated $662.8 million in operating income and $509.8 million in consolidated net income.

As of September 30, 2022, the Company had a cash balance of $11.6 million and total long-term debt outstanding (excluding debt issuance, discounts and premiums) of $675.4 million, resulting in net debt (as defined and reconciled below) of $663.7 million. Viper’s outstanding long-term debt as of September 30, 2022 consisted of $430.4 million in aggregate principal amount of its 5.375% Senior Notes due 2027 and $245.0 million in borrowings on its revolving credit facility, leaving $255.0 million available for future borrowings and $266.6 million of total liquidity.

THIRD QUARTER 2022 CASH DISTRIBUTION & CAPITAL RETURN PROGRAM

Viper announced today that the Board of Directors (the “Board”) of Viper Energy Partners General Partner declared a base distribution of $0.25 per common unit for the third quarter of 2022 payable on November 25, 2022 to eligible common unitholders of record at the close of business on November 17, 2022.

The Board also declared a variable cash distribution of $0.24 per common unit for the third quarter of 2022 payable on November 25, 2022 to eligible common unitholders of record at the close of business on November 17, 2022.

During the third quarter of 2022, Viper repurchased 1.8 million common units for an aggregate purchase price of $50.7 million (average price of $27.91 per unit). In total through September 30, 2022, the Company repurchased 9.1 million common units for an aggregate of $189.0 million, reflecting an average price of $20.82 per unit.

On August 23, 2022, Viper made a cash distribution to its common unitholders and subsequently has reasonably estimated that a portion of that distribution, as well as a portion of the distribution payable on November 25, 2022, should not constitute dividends for U.S. federal income tax purposes. Rather, approximately 55% of distributions that have been paid, or which are expected to be paid, in 2022 are estimated to constitute non-taxable reductions to the tax basis of each distribution recipient’s ownership interest in Viper. The Form 8937 containing additional information may be found on www.viperenergy.com under the “Investor Relations” section of the site.

OPERATIONS UPDATE

During the third quarter of 2022, Viper estimates that 273 gross (4.8 net 100% royalty interest) horizontal wells with an average royalty interest of 1.7% were turned to production on its acreage position with an average lateral length of 10,880 feet. Of these 273 gross wells, Diamondback is the operator of 52 gross wells, with an average royalty interest of 5.4%, and the remaining 221 gross wells, with an average royalty interest of 0.9%, are operated by third parties.

Additionally, during the third quarter of 2022, Viper acquired 165 net royalty acres for an aggregate purchase price of approximately $40.1 million. Of the acquired properties, approximately 102 net royalty acres are operated by Diamondback. These acquisitions were funded through a combination of cash on hand and borrowings under our credit facility.

Also during the third quarter of 2022, Viper completed a divestiture of 93 net royalty acres for total proceeds of approximately $29.9 million.

As a result of the acquisitions and divestiture completed during the quarter, Viper’s footprint of mineral and royalty interests increased to 26,789 net royalty acres as of September 30, 2022.

The following table summarizes Viper’s gross well information:

	Diamondback Operated	Third Party Operated	Total
Horizontal wells turned to production (third quarter 2022)(1):
Gross wells	52	221	273
Net 100% royalty interest wells	2.8	2.0	4.8
Average percent net royalty interest	5.4%	0.9%	1.7%

Horizontal producing well count (as of October 20, 2022):
Gross wells	1,504	4,838	6,342
Net 100% royalty interest wells	113.6	63.7	177.3
Average percent net royalty interest	7.6%	1.3%	2.8%

Horizontal active development well count (as of October 20, 2022):
Gross wells	95	475	570
Net 100% royalty interest wells	5.5	5.1	10.6
Average percent net royalty interest	5.7%	1.1%	1.8%

Line of sight wells (as of October 20, 2022):
Gross wells	166	354	520
Net 100% royalty interest wells	8.3	3.6	11.9
Average percent net royalty interest	5.0%	1.0%	2.3%
(1) Average lateral length of 10,880 feet.

The 570 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. Further in regard to the active development on Viper’s asset base, there are currently 49 gross rigs operating on Viper’s acreage, 11 of which are operated by Diamondback. The 520 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

GUIDANCE UPDATE

Below is Viper’s updated guidance for the full year 2022, as well as average production guidance for Q4 2022 and Q1 2023.

Viper Energy Partners

Q4 2022 / Q1 2023 Net Production - MBo/d	19.25 - 20.25
Q4 2022 / Q1 2023 Net Production - MBoe/d	33.25 - 35.00
Full Year 2022 Net Production - MBo/d	19.25 - 19.50
Full Year 2022 Net Production - MBoe/d	33.25 - 33.75

Unit costs ($/boe)
Depletion	$9.75 - $10.75
Cash G&A	$0.50 - $0.60
Non-Cash Unit-Based Compensation	$0.10 - $0.20
Interest Expense(1)	$3.25 - $3.75

Production and Ad Valorem Taxes (% of Revenue) (2)	7%
Cash Tax Rate (% of Pre-Tax Income Attributable to Viper Energy Partners LP)(3)	11% - 16%
Q4 2022 Cash Taxes ($ - million)(4)	$2.0 - $5.0
(1)Includes actual interest expense for the first three quarters of 2022 plus expected interest for the remainder of 2022 assuming $430.0 million in principal of senior notes and current revolver balance.
(2)Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and natural gas liquids and ad valorem taxes.
(3)Pre-tax income attributable to Viper Energy Partners LP is reconciled below.
(4)Attributable to Viper Energy Partners LP.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the third quarter of 2022 on Tuesday, November 8, 2022 at 10:00 a.m. CT. Access to the live audio-only webcast, and replay which will be available following the call, may be found here. The live webcast of the earnings conference call will also be available via Viper’s website at www.viperenergy.com under the “Investor Relations” section of the site.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Viper’s: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which Viper has mineral and royalty interests, developmental activity by other operators; reserve estimates and Viper’s ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions and divestitures); and plans and objectives of (including Diamondback’s plans for developing Viper’s acreage and Viper’s cash distribution policy and common unit repurchase program) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Viper are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Viper believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond its control. Accordingly, forward-looking statements are not guarantees of Viper’s future performance and the actual outcomes could differ materially from what Viper expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases such as the COVID-19 pandemic, and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing war in Ukraine on the global energy markets and geopolitical stability; concerns over economic slowdown or potential recession; rising interest rates and their impact on the cost of capital; regional supply and demand factors, including delays, curtailment delays or interruptions of production on Viper’s mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; transition risks relating to climate change and the risks and other factors disclosed in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov.

In light of these factors, the events anticipated by Viper’s forward-looking statements may not occur at the time anticipated or at all. Moreover, the new risks emerge from time to time. Viper cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this news release. All forward-looking statements speak only as of the date of this news release or, if earlier, as of the date they were made. Viper does not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by applicable law.

Viper Energy Partners LP
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except unit amounts)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$11,616	$39,448
Royalty income receivable (net of allowance for credit losses)	94,215	68,568
Royalty income receivable—related party	10,267	2,144
Derivative instruments	4,686	—
Other current assets	3,506	989
Total current assets	124,290	111,149
Property:
Oil and natural gas interests, full cost method of accounting ($1,460,744 and $1,640,172 excluded from depletion at September 30, 2022 and December 31, 2021, respectively)	3,493,979	3,513,590
Land	5,688	5,688
Accumulated depletion and impairment	(688,996)	(599,163)
Property, net	2,810,671	2,920,115
Derivative instruments	839	—
Deferred income taxes (net of allowances)	49,656	—
Other assets	301	2,757
Total assets	$2,985,757	$3,034,021
Liabilities and Unitholders’ Equity
Current liabilities:
Accounts payable	$17	$69
Accrued liabilities	24,173	20,509
Derivative instruments	891	3,417
Income taxes payable	—	471
Total current liabilities	25,081	24,466
Long-term debt, net	669,638	776,727
Derivative instruments	125	—
Total liabilities	694,844	801,193
Unitholders’ equity:
General Partner	669	729
Common units (74,156,051 units issued and outstanding as of September 30, 2022 and 78,546,403 units issued and outstanding as of December 31, 2021)	722,397	813,161
Class B units (90,709,946 units issued and outstanding September 30, 2022 and December 31, 2021)	857	931
Total Viper Energy Partners LP unitholders’ equity	723,923	814,821
Non-controlling interest	1,566,990	1,418,007
Total equity	2,290,913	2,232,828
Total liabilities and unitholders’ equity	$2,985,757	$3,034,021

Viper Energy Partners LP
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating income:
Royalty income	$219,909	$127,649	$651,828	$337,619
Lease bonus income	1,497	223	10,508	1,032
Other operating income	211	132	506	479
Total operating income	221,617	128,004	662,842	339,130
Costs and expenses:
Production and ad valorem taxes	15,638	8,625	45,547	23,426
Depletion	30,460	25,366	89,833	74,230
General and administrative expenses	2,139	1,735	5,972	6,118
Total costs and expenses	48,237	35,726	141,352	103,774
Income (loss) from operations	173,380	92,278	521,490	235,356
Other income (expense):
Interest expense, net	(10,731)	(8,328)	(30,158)	(24,161)
Gain (loss) on derivative instruments, net	882	(9,599)	(19,366)	(70,649)
Other income, net	162	—	200	77
Total other expense, net	(9,687)	(17,927)	(49,324)	(94,733)
Income (loss) before income taxes	163,693	74,351	472,166	140,623
Provision for (benefit from) income taxes	(46,409)	906	(37,597)	941
Net income (loss)	210,102	73,445	509,763	139,682
Net income (loss) attributable to non-controlling interest	130,762	56,613	379,796	121,208
Net income (loss) attributable to Viper Energy Partners LP	$79,340	$16,832	$129,967	$18,474

Net income (loss) attributable to common limited partner units:
Basic	$1.06	$0.26	$1.70	$0.28
Diluted	$1.06	$0.26	$1.70	$0.28
Weighted average number of common limited partner units outstanding:
Basic	74,943	64,152	76,215	64,724
Diluted	74,943	64,241	76,325	64,815

Viper Energy Partners LP
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income (loss)	$210,102	$73,445	$509,763	$139,682
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for (benefit from) deferred income taxes	(49,656)	—	(49,656)	—
Depletion	30,460	25,366	89,833	74,230
(Gain) loss on derivative instruments, net	(882)	9,599	19,366	70,649
Net cash receipts (payments) on derivatives	(10,263)	(25,306)	(27,292)	(61,188)
Other	1,479	1,340	4,372	3,332
Changes in operating assets and liabilities:
Royalty income receivable	28,229	(5,122)	(25,647)	(14,923)
Royalty income receivable—related party	322	(18,343)	(8,123)	(20,024)
Accounts payable and accrued liabilities	9,192	9,009	3,612	7,902
Other	(4,762)	4	(2,987)	12
Net cash provided by (used in) operating activities	214,221	69,992	513,241	199,672
Cash flows from investing activities:
Acquisitions of oil and natural gas interests	(40,196)	(5,909)	(38,334)	(6,728)
Proceeds from sale of oil and natural gas interests	28,609	—	57,945	—
Net cash provided by (used in) investing activities	(11,587)	(5,909)	19,611	(6,728)
Cash flows from financing activities:
Proceeds from borrowings under credit facility	85,000	62,000	229,000	87,000
Repayment on credit facility	(90,000)	(32,000)	(288,000)	(79,000)
Repayment of senior notes	—	—	(48,963)	—
Repurchased units as part of unit buyback	(50,723)	(13,740)	(118,932)	(33,562)
Distributions to public	(60,033)	(20,995)	(147,117)	(46,102)
Distributions to Diamondback	(79,535)	(30,201)	(186,550)	(65,913)
Other	(39)	(29)	(122)	(2,948)
Net cash provided by (used in) financing activities	(195,330)	(34,965)	(560,684)	(140,525)
Net increase (decrease) in cash and cash equivalents	7,304	29,118	(27,832)	52,419
Cash, cash equivalents and restricted cash at beginning of period	4,312	42,422	39,448	19,121
Cash, cash equivalents and restricted cash at end of period	$11,616	$71,540	$11,616	$71,540

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended September 30, 2022	Three Months Ended June 30, 2022	Three Months Ended September 30, 2021
Production Data:
Oil (MBbls)	1,828	1,798	1,480
Natural gas (MMcf)	4,086	3,898	3,347
Natural gas liquids (MBbls)	664	607	503
Combined volumes (MBOE)(1)	3,173	3,054	2,541

Average daily oil volumes (BO/d)	19,870	19,758	16,087
Average daily combined volumes (BOE/d)	34,489	33,560	27,620

Average sales prices:
Oil ($/Bbl)	$91.87	$106.34	$67.67
Natural gas ($/Mcf)	$7.01	$6.10	$3.61
Natural gas liquids ($/Bbl)	$35.15	$39.28	$30.66
Combined ($/BOE)(2)	$69.31	$78.20	$50.24

Oil, hedged ($/Bbl)(3)	$91.26	$105.59	$50.57
Natural gas, hedged ($/Mcf)(3)	$5.36	$4.72	$3.61
Natural gas liquids ($/Bbl)(3)	$35.15	$39.28	$30.66
Combined price, hedged ($/BOE)(3)	$66.82	$75.99	$40.28

Average Costs ($/BOE):
Production and ad valorem taxes	$4.93	$5.25	$3.39
General and administrative - cash component(4)	0.56	0.51	0.59
Total operating expense - cash	$5.49	$5.76	$3.98

General and administrative - non-cash unit compensation expense	$0.11	$0.11	$0.10
Interest expense, net	$3.38	$3.20	$3.28
Depletion	$9.60	$10.47	$9.98
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Realized price net of all deducts for gathering, transportation and processing.
(3)Hedged prices reflect the impact of cash settlements of our matured commodity derivative transactions on our average sales prices.
(4)Excludes non-cash unit-based compensation expense for the respective periods presented.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) attributable to Viper Energy Partners LP plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash unit-based compensation expense, depletion expense, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt and provision for (benefit from) income taxes, if any. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA.
Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the Board may deem appropriate, lease bonus income, distribution equivalent rights payments and preferred distributions, if any. Management believes cash available for distribution is useful because it allows them to more effectively evaluate Viper’s operating performance excluding the impact of non-cash financial items and short-term changes in working capital. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts. Viper further defines cash available for variable distribution as 75 percent of cash available for distribution less base distributions declared and repurchased units as part of unit buyback for the applicable quarter.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measures of Adjusted EBITDA, cash available for distribution and cash available for variable distribution:

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

		Three Months Ended
		September 30, 2022
Net income (loss) attributable to Viper Energy Partners LP		$79,340
Net income (loss) attributable to non-controlling interest		130,762
Net income (loss)		210,102
Interest expense, net		10,731
Non-cash unit-based compensation expense		362
Depletion		30,460
Non-cash (gain) loss on derivative instruments		(11,145)
Provision for (benefit from) income taxes		(46,409)
Consolidated Adjusted EBITDA		194,101
Less: Adjusted EBITDA attributable to non-controlling interest(1)		106,436
Adjusted EBITDA attributable to Viper Energy Partners LP		$87,665

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable for the current quarter		$(3,247)
Debt service, contractual obligations, fixed charges and reserves		(4,352)
Lease bonus income(2)		(673)
Distribution equivalent rights payments		(132)
Preferred distributions		(45)
Cash available for distribution to Viper Energy Partners LP unitholders		$79,216

	Amounts	Amounts Per Common Unit
Reconciliation to cash available for variable distribution:
Cash available for distribution to Viper Energy Partners LP unitholders	$79,216	$1.07

75% Committed Return of Capital	$59,412	$0.80
Less:
Base distribution	18,539	0.25
Repurchased units as part of unit buyback(2)	22,815	0.31
Cash available for variable distribution	$18,058	$0.24

Total approved base and variable distribution per unit		$0.49

Common limited partner units outstanding		74,156
(1) Does not take into account special income allocation consideration.
(2) Reflects amounts attributable to the common unitholders’ ownership interest in Viper Energy Partners LP.

The following tables present a reconciliation of the GAAP financial measure of income (loss) before income taxes to the non-GAAP financial measure of pre-tax income attributable to Viper Energy Partners LP. Management believes this measure is useful to investors given it provides the basis for income taxes payable by Viper Energy Partners LP, which is an adjustment to reconcile Adjusted EBITDA to cash available for distribution to Viper Energy Partners LP unitholders.

Viper Energy Partners LP
Pre-tax income attributable to Viper Energy Partners LP
(unaudited, in thousands)

Three Months Ended
September 30, 2022
Income (loss) before income taxes	$163,693
Less: Net income (loss) attributable to non-controlling interest	130,762
Pre-tax income attributable to Viper Energy Partners LP	$32,931

Income taxes payable for the current quarter	$3,247
Effective cash tax rate attributable to Viper Energy Partners LP	9.9%

Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to Viper Energy Partners, LP plus net income (loss) attributable to non-controlling interest adjusted for non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt, if any, and related income tax adjustments. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes adjusted net income helps investors in the oil and natural gas industry to measure and compare the Company’s performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.

The following table presents a reconciliation of net income (loss) attributable to Viper Energy Partners LP to adjusted net income (loss):

Viper Energy Partners LP
Adjusted Net Income (Loss)
(unaudited, in thousands, except per unit data)

	Three Months Ended September 30, 2022
	Amounts	Amounts Per Diluted Unit
Net income (loss) attributable to Viper Energy Partners LP(a)	$79,340	$1.06
Net income (loss) attributable to non-controlling interest	130,762	1.74
Net income (loss)(a)	210,102	2.80
Non-cash (gain) loss on derivative instruments, net	(11,145)	(0.15)
Adjusted income excluding above items(a)	198,957	2.65
Income tax adjustment for above items	(3,160)	(0.04)
Adjusted net income (loss)(a)	195,797	2.61
Less: Adjusted net income (loss) attributed to non-controlling interests	121,859	1.63
Adjusted net income (loss) attributable to Viper Energy Partners LP(a)	$73,938	$0.98

Weighted average common units outstanding:
Basic		74,943
Diluted		74,943
(a) The Partnership’s earnings (loss) per diluted unit amount has been computed using the two-class method in accordance with GAAP. The two-class method is an earnings allocation which reflects the respective ownership among holders of common units and participating securities. Diluted earnings per share using the two-class method is calculated as (i) net income attributable to Viper Energy Partners LP, (ii) plus the reallocation of $0.2 million in earnings attributable to participating securities, divided by (iii) diluted weighted average common shares outstanding.

RECONCILIATION OF LONG-TERM DEBT TO NET DEBT

The Company defines net debt as debt (excluding debt issuance costs, discounts and premiums) less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	September 30, 2022	Net Q3 Principal Borrowings/(Repayments)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(in thousands)
Total long-term debt(1)	$675,350	$(5,000)	$680,350	$727,938	$783,938	$571,938
Cash and cash equivalents	(11,616)		(4,312)	(33,066)	(39,448)	(41,515)
Net debt	$663,734		$676,038	$694,872	$744,490	$530,423
(1) Excludes debt issuance costs, discounts & premiums.

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	FY 2024
Collars - WTI (Cushing)	4,000	—	—	—	—	—
Floor Price	$50.00	$—	$—	$—	$—	$—
Ceiling Price	$128.01	$—	$—	$—	$—	$—
Deferred Premium Puts - WTI (Cushing)	8,000	8,000	—	—	—	—
Strike	$55.00	$54.25	$—	$—	$—	$—
Premium	$(1.54)	$(1.90)	$—	$—	$—	$—

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	FY 2024
Costless Collars - Henry Hub	20,000	—	—	—	—	—
Floor Price	$2.50	$—	$—	$—	$—	$—
Ceiling Price	$4.62	$—	$—	$—	$—	$—

	Crude Oil (Bbls/day, $/Bbl)
	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	FY 2024
Midland-Cushing Basis Swabs	—	4,000	4,000	4,000	4,000	—
Swap Price	$—	$1.05	$1.05	$1.05	$1.05	$—

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	FY 2024
Natural Gas Basis Swaps - Waha Hub	—	30,000	30,000	30,000	30,000	20,000
Swap Price	$—	$(1.33)	$(1.33)	$(1.33)	$(1.33)	$(1.23)

Investor Contact:

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.